Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reportdated January 22, 2003 relating to the financial statements, which appears in Millipore Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

March 13, 2003

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CONSENT OF LEGAL COUNSEL

I hereby consent to the inclusion in the Registration Statement of Millipore Corporation on Form S-8 of my opinion dated March 12, 2003, as to the due authorization and validity of the shares to which this Registration Statement relates.

/s/ Jeffrey Rudin

Jeffrey Rudin, Esquire

Vice President and

General Counsel

Millipore Corporation

Billerica, Massachusetts

March 12, 2003

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